Exhibit 19.1

FLOWCO HOLDINGS INC.

INSIDER TRADING POLICY

(Effective January 15, 2025)

______________________________

This Policy confirms procedures which employees and directors of Flowco Holdings Inc. and its subsidiaries (the “Company”) must follow with respect to transactions in the Company’s securities including its common stock, options to purchase common stock, preferred stock, bonds and other debt securities, convertible debentures, warrants and any other types of securities the Company may issue, as well as derivative securities not issued by the Company such as exchange-traded put or call options or swaps relating to securities of the Company (collectively referred to in this Policy as “Company Securities”). The Company will not trade in Company Securities in violation of applicable securities laws or stock exchange listing standards. This Policy is subject to modification from time to time as the Board deems necessary or advisable.

1.
Prohibition Against Trading on Material Nonpublic Information

During the course of your service at the Company, you may become aware of material nonpublic information. It is difficult to describe exhaustively what constitutes “material” information, but you should assume that any information, positive or negative, which might be of significance to an investor, as part of the total mix of available information, in determining whether to purchase, sell or hold Company Securities would be material. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples of “material” information include:

•
internal financial information which departs in any way from what the market would expect;
•
changes in sales, earnings or dividends;
•
an important financing transaction;
•
stock splits or other transactions relating to Company Securities;
•
mergers, tender offers or acquisitions of other companies, or major purchases or sales of assets;
•
major management changes;
•
sales or purchases by the Company of its own securities;
•
major litigation or regulatory developments;
•
significant process or product developments;
•
gain or loss of a major customer or supplier;
•
major transactions with other companies or entities, such as joint ventures or licensing agreements;

•
the extent to which external events, including but not limited to pandemics, have had or will have a material impact on the Company’s operating results; and
•
a major cybersecurity incident.

Note that this list is merely illustrative and not exhaustive.

“Nonpublic” information is any information that has not yet been disclosed generally to the marketplace. Information received about a company under circumstances that indicate that it is not yet in general circulation should be considered nonpublic. As a rule, you should be able to point to some fact to show that the information is generally available; for example, disclosure within a report filed by the Company with the U.S. Securities and Exchange Commission, issuance of a press release by the Company or announcement of the information by another method reasonably expected to effect a broad and non-exclusionary distribution of information to the public. Even after the Company has released information to the press or the information has been reported, at least one full Trading Day must elapse before you trade in Company Securities. For purposes of this Policy, a “Trading Day” shall mean any day on which the New York Stock Exchange is open for trading. For example, if the Company issues a press release containing material information at 6:00 p.m. on a Tuesday, and the New York Stock Exchange is open for trading on Wednesday, persons subject to this Policy shall not be permitted to trade in Company Securities until Thursday. If the Company issues a press release containing material information at 6:00 p.m. on a Friday, and the New York Stock Exchange is open for trading on Monday, persons subject to this Policy shall not be permitted to trade in Company Securities until Tuesday.

If you are aware of material nonpublic information regarding the Company you are prohibited from trading in Company Securities, unless such trade is made pursuant to a properly qualified, adopted and submitted Rule 10b5-1 trading plan. Rule 10b5-1 trading plans are discussed in Section 2 and Exhibit A of this Policy. You also are prohibited from giving “tips” on material nonpublic information, that is directly or indirectly disclosing such information to any other person, including family members and relatives, so that they may trade in Company Securities. Furthermore, if you are aware of material nonpublic information regarding the Company, you are prohibited from gifting Company Securities. Additionally, you are prohibited from trading in the securities of another company at any time when you have material nonpublic information that could affect the price of that company’s securities. For example, if you learn material nonpublic information about another company with which the Company does business, such as a supplier, customer or joint venture partner, or you learn that the Company is planning a major transaction with another company (such as an acquisition), you must not trade in the securities of the other company until such information has been made public for at least one full Trading Day.

During the period that material information relating to the business or affairs of the Company is unavailable to the general public, it must be kept in strict confidence. Accordingly, such material nonpublic information should be discussed only with Company personnel who have a “need to know” such information, and should be confined to as small a group as possible with the exercise of the utmost care and circumspection. Thus, conversations in public places, such as elevators, restaurants, taxis and airplanes should be limited to matters that do not involve information of a sensitive or confidential nature.

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The policy against trading securities when in possession of material nonpublic information applies to all employees and directors of the Company as well as their family members. For purposes of this Policy, a “family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. It also applies to former employees and directors and their family members.

In addition, you and your family members may not, under any circumstances, trade options for, or sell “short,” Company Securities.

2.
Rule 10b5-1 Trading Plans

Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) provides an affirmative defense against a claim of insider trading if an insider’s trades are made pursuant to a written plan that was adopted in good faith at a time when the insider was not aware of material nonpublic information. It is the Company’s policy that employees and directors may make trades pursuant to a Rule 10b5-1 plan provided that (i) such plan meets the requirements of Rule 10b5-1, as summarized in Exhibit A, (ii) such plan was adopted at a time when the employee or director would otherwise have been able to trade under Section 3 of this Policy and (iii) adoption of the plan was expressly authorized by the Company’s General Counsel, or in the absence of a General Counsel the Company’s Chief Financial Officer (as applicable, the “Trading Compliance Officer”). Once the plan is adopted, the insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. Note that trades made pursuant to Rule 10b5-1 plans by executive officers and directors must still be reported to the Company’s Trading Compliance Officer pursuant to the second paragraph of Section 4 below. Additionally, insiders must report any modification or termination of a Rule 10b5-1 plan to the Company’s Trading Compliance Officer on the date of such modification or termination.

3.
Permitted Trading Periods for Non-Rule 10b5-1 Trades

Company executive officers, directors and certain designated employees and their family members may only trade in or gift Company Securities during the period commencing one full Trading Day following a release of quarterly results and ending on the date that is the last date at the end of the subsequent quarter (the “Trading Window”). Nonetheless, as mentioned above, no trade or gift of Company Securities may be made during these Trading Windows if the person covered by this Policy possesses material nonpublic information which has not been disseminated in the public market for at least one full Trading Day.

From time to time, upon prior notice to the persons affected, the Company may impose event-specific special blackout periods during which some or all Company executive officers, directors and applicable designated employees are prohibited from trading in or gifting Company Securities. Persons subject to event-specific special blackout periods must keep information related to the events giving rise to a special blackout period and the existence of such special blackout period confidential from all other persons. The failure of the applicable Trading Compliance Officer to designate an employee as being subject to a special blackout period will not relieve that person of the obligation not to trade while aware of material nonpublic information. The absence of a special blackout period should not be considered a “safe harbor” for trading in

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Company securities, and all executive officers, directors and applicable designated employees should use good judgment at all times.

The trading restrictions set forth in this Section 3 do not apply to any trades or gifts made pursuant to properly qualified, adopted and submitted Rule 10b5-1 trading plans.

4.
Pre-clearance; Reporting Trades

In addition to complying with the prohibition on trading during scheduled and event-specific special blackout periods, the Company’s executive officers and directors must first obtain pre-clearance from the Company’s applicable Trading Compliance Officer before engaging in any transaction in Company Securities, including gifts. A request for pre-clearance should be submitted to the applicable Trading Compliance Officer at least 48 hours in advance of the proposed transaction. If a proposed transaction receives pre-clearance, the pre-cleared trade must be effected within 48 hours of receipt of pre-clearance. If the person becomes aware of material nonpublic information before the trade is executed, the pre-clearance is void and the trade must not be completed. Transactions not effected within the time limit become subject to pre-clearance again. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

We require that all executive officers and directors submit to the Company’s applicable Trading Compliance Officer a copy of any trade order or confirmation relating to the purchase, sale or gift of Company Securities on the same date as, or no later than the business day following, any such transaction. This information is necessary to enable us to monitor trading by executive officers and directors and ensure that all such trades are properly reported. Your adherence to this Policy is vital to your protection as well as the Company’s.

5.
Hedging Transactions

Hedging transactions may insulate you from upside or downside price movement in Company Securities which can result in the perception that you no longer have the same interests as the Company’s other stockholders. Accordingly, you and your family members may not enter into hedging or monetization transactions or similar arrangements with respect to Company Securities, including the purchase or sale of puts or calls or the use of any other derivative instruments.

6.
Margin Accounts and Pledging

Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, you may not hold Company Securities in a margin account nor pledge Company Securities as collateral for a loan.

7.
Short-Swing Trading/Control Stock/Section 16 Reports

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Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), and any notices of sale required by Rule 144.

8.
Duration of Policy’s Applicability

This Policy continues to apply to your transactions in Company Securities or the securities of other public companies engaged in business transactions with the Company even after your employment or directorship with the Company has terminated. If you are in possession of material nonpublic information when your relationship with the Company concludes, you may not trade in Company Securities or the securities of such other company until the information has been publicly disseminated or is no longer material.

* * * * *

THESE ARE VERY SERIOUS MATTERS. INSIDER TRADING IS ILLEGAL AND CAN RESULT IN JAIL SENTENCES AS WELL AS CIVIL PENALTIES, INCLUDING TREBLE DAMAGES. EMPLOYEES WHO VIOLATE THIS POLICY MAY BE SUBJECT TO DISCIPLINARY ACTION BY THE COMPANY, INCLUDING DISMISSAL FOR CAUSE. IF YOU HAVE ANY QUESTION OR DOUBT ABOUT THE APPLICABILITY OR INTERPRETATION OF THIS POLICY OR THE PROPRIETY OF ANY DESIRED ACTION, PLEASE SEEK CLARIFICATION FROM OUR CHIEF EXECUTIVE OFFICER OR CHIEF FINANCIAL OFFICER. DO NOT TRY TO RESOLVE UNCERTAINTIES ON YOUR OWN.

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ACKNOWLEDGMENT

The undersigned acknowledges that he/she has read this Insider Trading Policy and agrees to comply with the restrictions and procedures contained herein.

Date:
Signature

Print Name

Exhibit A

Guidelines for Rule 10b5-1 Trading Plans

Capitalized terms not defined herein have the meanings ascribed to them in the Company’s Insider Trading Policy.

To be effective, a Rule 10b5-1 trading plan must:

1.
Include representations certifying that (a) you are not aware of material nonpublic information at the time of adoption and (b) you are entering into the plan in good faith, and not as part of a plan or scheme to shield trades that would otherwise be considered violations of the insider trading laws;
2.
Specify the beginning and end dates for the Rule 10b5-1 trading plan;
3.
Specify either (a) the amount and price of the Company securities to be purchased or sold and the dates for such purchases or sales or (b) a formula that determines the amount and price of the Company securities to be purchased or sold and the dates for such purchases or sales;
4.
Be established only during an open Trading Window and when you are not otherwise subject to a blackout period;
5.
Be put in place only at a broker acceptable to the Company’s General Counsel, or in the absence of a General Counsel the Company’s Chief Financial Officer (as applicable, the “Trading Compliance Officer”);
6.
Be reviewed by the Company’s Trading Compliance Officer before the Rule 10b5-1 trading plan is put in place;
7.
Be subsequently modified only during an open Trading Window and with approval from the Company’s Trading Compliance Officer;
8.
If modified, meet all requirements of a newly adopted plan, as if adopted on the date of modification;
9.
If terminated before the end of its term and a new plan is put into place, be implemented only during a Trading Window unless an exception is otherwise approved in advance by the Company’s Trading Compliance Officer;
10.
Comply with the following “cooling-off” periods:
a.
For the Company’s directors and Section 16 officers, provide that no trade under a Rule 10b5-1 trading plan may occur until the later of (i) the 91st day after the adoption of the plan or (ii) the third business day after the filing date of the Company’s Form 10-Q (or Form 10-K for any plan executed during the fourth fiscal

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quarter) for the fiscal quarter in which the plan was adopted, up to a maximum of 120 days after adoption of the plan; or
b.
For other insiders, provide that no trade may occur until the 31st day after the adoption of the Rule 10b5-1 trading plan;
11.
Be the sole outstanding Rule 10b5-1 trading plan for such insider, unless an exception is approved in advance by the Company’s Trading Compliance Officer, after evaluating whether any such additional plan would be permitted by Rule 10b5-1; and
12.
Be, if such Rule 10b5-1 trading plan is a single-trade plan, the sole single-trade plan within any consecutive 12-month period.

Additionally, the Company requires that you act in good faith with respect to the Rule 10b5-1 plan for the entire duration of the plan.

Flowco Holdings Inc. Insider Trading Policy A-2